Exhibit 99.1

Genworth Financial Announces First Quarter 2015 Results

Net Income Of $154 Million, Or $0.31 Per Share

Results Reflect Favorable Mortality In U.S. Life Insurance & Strong Mortgage Insurance Loss Ratios

•	Progress Made On Review Of Strategic Options

•	Achieved Targeted $250 To $300 Million Premium Increase Approvals On 2012 Long Term Care Insurance In Force Rate Action

•	Received $132 Million Of Dividends From Operating Companies; Maintained Solid Capital Positions And Significant Holding Company Liquidity

•	Will Comply With Final U.S. Mortgage Insurer Eligibility Requirements By Effective Date

Richmond, VA (April 28, 2015) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the period ended March 31, 2015. The company reported net income1 of $154 million, or $0.31 per diluted share, compared with net income of $184 million, or $0.37 per diluted share, in the first quarter of 2014. Net operating income2 for the first quarter of 2015 was $156 million, or $0.31 per diluted share, compared with net operating income of $194 million, or $0.39 per diluted share, in the first quarter of 2014.

Strategic Update

The company continues to make progress on its review of strategic options in order to position the company for future success and is actively engaged in three areas: (1) strengthening its mortgage insurance businesses and long term care insurance (LTC) capital, earnings and sales; (2) simplifying the business portfolio; and (3) increasing its financial strength and flexibility. In addition, the company continues to pursue the planned sale of its non-core lifestyle protection insurance business. The company

[1]	Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, book value, book value per share and stockholders’ equity should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

believes the execution of these strategic initiatives will improve operating returns, support compliance with the Private Mortgage Insurer Eligibility Requirements (PMIERs), reduce debt levels, increase LTC capital buffers and maintain solid holding company cash levels.

As disclosed on April 17, 2015, the company estimates $500 to $700 million of additional capital will be required to be fully compliant with the final PMIERs by the effective date of December 31, 2015. The company will comply with the final PMIERs by the effective date and intends to utilize both reinsurance and holding company cash to meet the additional capital requirement.

“Regarding the quarter, we are encouraged with the results in spite of continued challenges and remain focused on initiatives aimed at strengthening and building our businesses,” said Tom McInerney, President and CEO. “During the first quarter, we made significant progress on our strategic review and are developing next steps to position the company for future success. We look forward to updating you on specific actions as appropriate.”

Consolidated Net Income & Net Operating Income
	Three months ended March 31 (Unaudited)
	2015		2014
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change

Net income available to Genworth’s common stockholders	$154	$0.31	$184	$0.37	(16)%
Adjustment: Net income attributable to noncontrolling interests in Australia mortgage insurance (MI)	21	0.04	N/A	N/A	N/A

Net income available to Genworth’s common stockholders before net income attributable to noncontrolling interests in Australia MI2	$175	$0.35	$184	$0.37	(5)%

Net operating income	$156	$0.31	$194	$0.39	(20)%
Adjustment: Net operating income attributable to noncontrolling interests in Australia MI	21	0.04	N/A	N/A	N/A

Net operating income before net operating income attributable to noncontrolling interests in Australia MI2	$177	$0.35	$194	$0.39	(9)%
Weighted average diluted shares	498.9		502.7

	Three months ended March 31 (Unaudited)
	2015	2014
Book value per share	$30.81	$31.27
Book value per share, excluding accumulated other comprehensive income (loss)	$21.38	$24.25

Net investment losses, net of taxes and other adjustments, were $2 million in the quarter, compared to $10 million in the prior year. Net investment income decreased to $803 million, compared to $819 million in the prior quarter primarily from lower reinvestment rates and unfavorable foreign exchange. The reported yield for the current quarter was 4.51 percent. The core yield2 was down compared to the prior quarter at 4.28 percent.

Net operating income (loss) results are summarized in the table below:

Net Operating Income (Loss)
(Amounts in millions)	Q1 15		Q4 14	Q1 14
Global Mortgage Insurance Division	$116	[3]	$83 [3]	$132
U.S. Life Insurance Division	81		(482)	94
Corporate and Other Division	(41)		(17)	(32)

Total Net Operating Income (Loss)	$156		$(416)	$194

Net operating income (loss) excludes net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

Unless specifically noted in the discussion of results for the International Mortgage Insurance and International Protection segments, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on results in the first quarter of 2015 was an unfavorable impact of $7 million versus the prior quarter and an unfavorable impact of $8 million versus the prior year.

[3]	Excludes net operating income attributable to noncontrolling interests in the Australia MI business of $21 million in the first quarter of 2015 and fourth quarter of 2014 related to the Australia MI initial public offering (IPO) completed on May 21, 2014.

Global Mortgage Insurance Division

Global Mortgage Insurance Division had net operating income of $116 million, compared with $83 million in the prior quarter and $132 million a year ago.

Global Mortgage Insurance Division
Net Operating Income (Loss)
(Amounts in millions)	Q1 15		Q4 14		Q1 14
International Mortgage Insurance
Canada	$40		$36		$41
Australia	30	[3]	33	[3]	62
Other Countries	(6)		(7)		(4)

Total International Mortgage Insurance	64		62		99
U.S. Mortgage Insurance	52		21		33

Total Global Mortgage Insurance	$116		$83		$132

Sales
(Amounts in billions)	Q1 15		Q4 14		Q1 14
International Mortgage Insurance
Flow
Canada	$3.3		$5.5		$2.9
Australia	5.8		8.0		7.8
Other Countries	0.4		0.5		0.4
Bulk
Canada	5.0		2.3		2.9
Australia	—		0.1		—
Other Countries	0.2		—		—
U.S. Mortgage Insurance
Primary Flow	6.3		6.9		3.9
Primary Bulk	—		—		—

Canada Mortgage Insurance

Canada reported net operating income of $40 million versus $36 million in the prior quarter and $41 million in the prior year. The loss ratio in the quarter was 22 percent, down four points from the prior quarter from fewer new delinquencies, net of cures and up two points from the prior year from a higher average reserve per delinquency, which was partially offset by a decrease in the number of new delinquencies, net of cures. Results included lower expenses versus the prior quarter and prior year and unfavorable foreign exchange. Flow NIW was down 36 percent4 sequentially from a seasonally smaller originations market and up 24 percent4 year over year primarily from a larger originations market. In addition, the company completed several bulk transactions in the quarter of approximately $5.0 billion in total, consisting of low loan-to-value prime loans, reflecting its selective participation in this market.

Australia Mortgage Insurance

Australia reported net operating income of $30 million versus $33 million in the prior quarter and $62 million in the prior year. Results in the quarter reflected a $21 million decrease in net operating income versus the prior year as a result of the minority IPO of 33.8 percent of the Australia MI business, which was completed on May 21, 2014. The loss ratio in the quarter was 15 percent, flat sequentially and down two points from the prior year. During the quarter, the company accrued a $7 million pre-tax receivable for

[4]	Percent change excludes the impact of foreign exchange.

expected recoveries relating to paid claims reflecting its experience of successful borrower recovery activity, favorably impacting the loss ratio by nine points. New delinquencies were up 14 percent and cures were down 17 percent sequentially reflecting normal seasonal variation. Results were also impacted by unfavorable foreign exchange versus both the prior quarter and prior year. Flow NIW was down 20 percent4 sequentially primarily from seasonal variation and other market factors and down 17 percent4 year over year from a smaller mortgage insurance market.

Other Countries Mortgage Insurance

Other Countries had a net operating loss of $6 million, compared to $7 million in the prior quarter and $4 million in the prior year.

U.S. Mortgage Insurance

U.S. MI net operating income was $52 million, compared with $21 million in the prior quarter and $33 million in the prior year. The loss ratio in the current quarter was 33 percent, down 28 points sequentially reflecting seasonally lower new delinquencies and favorable net cures and aging of existing delinquencies. New flow delinquencies decreased approximately 12 percent from the prior quarter from seasonal variation and decreased approximately 22 percent from the prior year, reflecting the continued burn through of delinquencies from the 2005 to 2008 book years.

Flow NIW of $6.3 billion decreased nine percent from the prior quarter from a seasonally smaller purchase originations market and increased 62 percent versus the prior year primarily from a larger purchase originations market, higher refinance activity and an increase in estimated market share. During the quarter, the company increased its single premium lender paid new insurance written reflecting its selective participation in this market. Future volumes of this product will vary in part depending on the company’s evaluation of the risk return profile of these transactions.

U.S. Life Insurance Division

U.S. Life Insurance Division net operating income was $81 million, compared with a net operating loss of $482 million in the prior quarter and net operating income of $94 million a year ago.

U.S. Life Insurance Division
Net Operating Income (Loss)
(Amounts in millions)	Q1 15	Q4 14	Q1 14
U.S. Life Insurance
Long Term Care Insurance	$10	$(506)	$46
Life Insurance	40	1	21
Fixed Annuities	31	23	27

Total U.S. Life Insurance	81	(482)	94

Total U.S. Life Insurance	$81	$(482)	$94

Sales
(Amounts in millions)	Q1 15	Q4 14	Q1 14
U.S. Life Insurance
Long Term Care Insurance
Individual	$10	$17	$21
Group	1	6	1
Life Insurance
Term Life	9	11	13
Universal Life	4	7	6
Linked Benefits	4	5	2
Fixed Annuities	326	495	520

Long Term Care Insurance

LTC net operating income was $10 million, compared with a net operating loss of $506 million in the prior quarter and net operating income of $46 million in the prior year. Benefits and other changes in policy reserves decreased $506 million after-tax versus the prior quarter and increased $66 million after-tax versus the prior year. The current quarter included favorable mortality on existing claims versus both the prior quarter and prior year partially offset by unfavorable severity given the mix of new claims with a higher average reserve. Results in the quarter included net unfavorable items of $7 million after-tax reflecting a refinement to a reserve calculation on the acquired block of business, partially offset primarily by a correction related to reinsurance. During the quarter, the company began implementing a process to accrue for profits followed by losses on business written since late 1995, but it had no impact on the current quarter financial results. The prior quarter impact of the unlocking of assumptions associated with the active life reserves on the acquired block, as well as additional adjustments to reserves, was $494 million after-tax. The loss ratio in the current quarter was 72 percent.

Results for the quarter included lower benefits from reduced benefit options of $3 million after-tax versus the prior quarter related to the premium increases approved and implemented to date.

Individual LTC sales of $10 million were lower than the prior quarter and the prior year. Sales are expected to continue at low levels in the near term due to the 2014 introduction of a higher priced product and ratings pressure, but build over time as new products are introduced.

Life Insurance

Life insurance net operating income was $40 million, compared with $1 million in the prior quarter and $21 million in the prior year. Results in the quarter included favorable mortality versus pricing, in line with the prior quarter and better than the prior year, and favorable term life insurance reserve development from aging of the block and lower new business. During the quarter, the company completed a reinsurance transaction that reduced paid claims that were offset with lower premiums resulting in a minimal reduction in net operating income, but will reduce future excess reserve financing costs. Results in the prior quarter included an unfavorable correction to a reserve calculation on a reinsurance transaction of $32 million. Sales of $17 million decreased compared to the prior quarter and the prior year. Linked benefit product deposits were $41 million in the quarter, down from $42 million in the prior quarter and up from $25 million in the prior year.

Fixed Annuities

Fixed annuities net operating income was $31 million, compared with $23 million in the prior quarter and $27 million in the prior year. Results in the quarter reflected favorable mortality versus both the prior quarter and prior year and lower lapses versus the prior quarter. Sales in the quarter totaled $326 million, down sequentially and versus the prior year given the lower interest rate environment and ratings impacts.

Corporate and Other Division

Corporate and Other Division net operating loss was $41 million, compared with $17 million in the prior quarter and $32 million in the prior year.

Corporate and Other Division
Net Operating Income (Loss)
(Amounts in millions)	Q1 15	Q4 14	Q1 14
International Protection	$—	$(4)	$7
Runoff	11	16	12
Corporate and Other	(52)	(29)	(51)

Total Corporate and Other	$(41)	$(17)	$(32)

International Protection net operating income was zero for the quarter, compared with a net operating loss of $4 million in the prior quarter and net operating income of $7 million in the prior year. Results in the prior quarter reflected $4 million of net unfavorable items and the prior year reflected $4 million of favorable tax adjustments.

Runoff net operating income was $11 million, compared with $16 million in the prior quarter and $12 million in the prior year. Results in the current quarter reflect less favorable taxes partially offset by favorable equity market performance versus the prior quarter primarily impacting variable annuity products.

Corporate and Other net operating loss was $52 million, compared with $29 million in the prior quarter and $51 million in the prior year. Results in the prior quarter reflected favorable year-end tax benefits.

Capital & Liquidity

Genworth maintains solid capital positions in its operating subsidiaries.

Key Capital & Liquidity Metrics
(Dollar amounts in millions)	Q1 15	Q4 14	Q1 14
Canada MI
Minimum Capital Test Ratio[5]	233%	225%	229%
Australia MI
Prescribed Capital Amount Ratio[5]	163%	159%	147%
U.S. MI
Consolidated Risk-To-Capital Ratio[5]	14.1:1	14.5:1	18.7:1
GMICO Risk-To-Capital Ratio[5]	13.8:1	14.3:1	18.4:1
U.S. Life Companies
Consolidated Risk-Based Capital (RBC) Ratio[5]	450%	438%	480%
Unassigned Surplus[5]	$115	$155	$444
Lifestyle Protection Insurance
Regulatory Ratio[5]	348%	365%	362%
Holding Company[6] Cash and Liquid Assets[7]	$1,070	$1,103	$1,268

Key Points

•	Canada and Australia paid $126 million in dividends to the holding company during the quarter;

•	U.S. Life Insurance companies unassigned surplus decreased primarily from approximately $70 million related to the completion of a life reinsurance transaction that will reduce future excess reserve financing costs;

•	The holding company ended the quarter with a buffer of approximately $585 million in excess of one and a half times annual debt service and restricted cash;

•	The holding company targets maintaining cash balances of at least one and a half times its annual debt service expense plus a risk buffer of $350 million; and

•	In April, the Australia business received regulatory approval for the potential issuance of up to A$250 million of subordinated notes, but a decision to issue these notes has not yet been made and will be subject to business and market conditions.

[5]	Company estimate for the first quarter of 2015, due to timing of the filing of statutory statements.
[6]	Holding company cash and liquid assets comprise assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[7]	Comprises cash and cash equivalents of $820 million, $953 million and $1,118, respectively, and U.S. government bonds of $250 million, $150 million and $150 million, respectively, as of March 31, 2015, December 31, 2014 and March 31, 2014.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company committed to helping families become more financially secure, self-reliant and prepared for the future. To help families start “the talk” about their futures and long term care planning, Genworth recently completed a national #LetsTalk Tour to encourage conversations and information sharing. Genworth has leadership positions in mortgage insurance and long term care insurance and product offerings in life insurance and fixed annuities that assist consumers in solving their home ownership, insurance and retirement needs. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Conference Call and Financial Supplement Information

This press release and the first quarter 2015 financial supplement are now posted on the company’s website. Additional information regarding business results and strategic update will be posted on the company’s website, http://investor.genworth.com, by 7:30 a.m. on April 29, 2015. Investors are encouraged to review these materials.

Genworth will conduct a conference call on April 29, 2015 at 8:00 a.m. (ET) to discuss first quarter 2015 results and provide an update on strategic priorities. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 877 888.4034 or 913 489.5101 (outside the U.S.); conference ID # 9308558. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through May 13, 2015 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 9308558. The webcast will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “net operating income (loss)” and “net operating income (loss) per share.” Operating earnings (loss) per share is derived from net operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from net operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

In the first quarter of 2015, the company modified its definition to explicitly state that restructuring costs, which were previously included in the infrequent and unusual category, are excluded from net operating income (loss). There were no restructuring costs in the periods presented.

In the fourth quarter of 2014, the company recorded goodwill impairments of $129 million, net of taxes, in the long term care insurance business and $145 million, net of taxes, in the life insurance business.

There were no infrequent or unusual items excluded from net operating income (loss) during the periods presented other than the following items. There was a $66 million net tax impact in the fourth quarter of 2014 from potential business portfolio changes. Although no decisions have been made, the company recognized a tax charge of $174 million in the fourth quarter of 2014 associated with the Australian mortgage insurance business as the company can no longer assert its intent to permanently reinvest earnings in that business. In connection with the company’s plans to sell the lifestyle protection insurance business, the company completed an internal debt restructuring recognizing tax benefits of $108 million in the fourth quarter of 2014.

While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) and measures that are derived from or incorporate net operating income (loss), including net operating income (loss) per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses net operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from net operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Net operating income (loss) and net operating income (loss) per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth’s common stockholders or net income (loss) available to Genworth’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies.

The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) available to Genworth’s common stockholders for the three months ended March 31, 2015 and 2014, as well as for the three months ended December 31, 2014.

Adjustments to reconcile net income (loss) attributable to Genworth’s common stockholders and net operating income (loss) assume a 35 percent tax rate and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for deferred acquisition costs and other intangible amortization and certain benefit reserves.

This press release also includes non-GAAP financial measures entitled “net income (loss) before net income attributable to noncontrolling interests in the Australia MI business” and “net operating income (loss) before net operating income attributable to noncontrolling interests in the Australia MI business.” The company defines net income (loss) before net income attributable to noncontrolling interests in the Australia MI business and net operating income (loss) before net operating income attributable to noncontrolling interests in the Australia MI business as net income (loss) or net operating income (loss), as applicable, adjusted for net income attributable to noncontrolling interests in the Australia MI business but before noncontrolling interests in the Canada MI business. These measures are presented as they are comparable to net income (loss) and net operating income (loss) for the first quarter of 2014. However, net income (loss) before net income attributable to noncontrolling interests in the Australia MI business and net operating income (loss) before net operating income attributable to noncontrolling interests in the Australia MI business are not substitutes for net income (loss) and net operating income (loss) determined in accordance with GAAP. A reconciliation of net income (loss) before net income attributable to noncontrolling interests in the Australia MI business and net operating income (loss) before net operating income attributable to noncontrolling interests in the Australia MI business to net income (loss) and net operating income (loss) is included in a table at the end of this press release.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Results of Operations by Segment

In the first quarter of 2015, the company revised how it allocates the consolidated provision for income taxes to its operating segments to simplify the process and reflect how the chief operating decision maker is evaluating segment performance. The revised methodology applies a specific tax rate to the pre-tax income (loss) of each segment, which is then adjusted in each segment to reflect the tax attributes of items unique to that segment such as foreign income. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities. Previously, the company calculated a unique income tax provision for each segment based on quarterly changes to tax attributes and implications of transactions specific to each product within the segment.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year. Prior year amounts have not been re-presented to reflect this revised presentation and are, therefore, not comparable to the current year provision for income taxes by segment. However, the company does not believe that the previous methodology would have resulted in a materially different segment-level provision for income taxes.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) new insurance written for mortgage insurance; (2) annualized first-year premiums for long term care and term life insurance products; (3) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (4) 10 percent of premium deposits for linked-benefits products; (5) new and additional premiums/deposits for fixed annuities; and (6) net premiums written for the lifestyle protection insurance business. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers new insurance written, annualized first-year premiums/deposits, premium equivalents, new premiums/deposits and net premiums written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada and Australia. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers insurance in force and risk in force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date which will generate revenues and profits in a future period, rather than measures of the company’s revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage and lifestyle protection insurance businesses, the loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

An assumed tax rate of 35 percent is utilized in certain adjustments to net operating income (loss) and in the explanation of specific variances of operating performance and investment results.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•	Risks relating to all of the company’s businesses, including: (i) inability to successfully develop and execute strategic plans to effectively address the company’s current business challenges (including with respect to its long term care insurance business, ratings and capital), including as a result of failure to attract buyers for the company’s lifestyle protection insurance business and any other businesses or other assets the company may seek to sell, or securities it may seek to issue, in each case, in a timely manner on anticipated terms; inability to generate required capital; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to achieve anticipated cost-savings in a timely manner; adverse tax or accounting charges; (ii) inability to increase the capital needed in the company’s businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required; (iii) inadequate reserves and the need to increase reserves, including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews (including as a result of the company’s actual experience differing significantly from its assumptions); (iv) ineffective or inadequate risk management in identifying, controlling or mitigating risks; weaknesses in, or ineffective, internal controls; (v) recent or future adverse rating agency actions, including with respect to rating downgrades or potential downgrades, being placed on negative outlook or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; (vi) inability to retain, attract and motivate qualified employees and independent sales representatives, particularly in the light of the company’s recent business challenges; (vii) adverse change in regulatory requirements, including risk-based capital; (viii) dependence on dividends and other distributions from the company’s subsidiaries (particularly the company’s international subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of the subsidiaries and insurance, regulatory or corporate law restrictions (including the unwillingness or inability of the subsidiary that indirectly owns most of the company’s interests in the Australian and Canadian mortgage insurance businesses to pay the dividends that it receives from those businesses as a result of the impact on its financial condition of its guarantee of certain long term care insurance related reinsurance arrangements); (ix) inability to borrow under the company’s credit facility; (x) downturns and volatility in global economies and equity and credit markets; (xi) interest rates and changes in rates; (xii) availability, affordability and adequacy of reinsurance to protect the company against losses; (xiii) defaults by counterparties to reinsurance arrangements or derivative instruments; (xiv) changes in valuation of fixed maturity, equity and trading securities; (xv) defaults or other events impacting the value of the company’s fixed maturity securities portfolio; (xvi) defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance; (xvii) competition; (xviii) reliance on, and loss of, key distribution relationships; (xix) extensive regulation of the company’s businesses and changes in applicable laws and regulations; (xx) litigation and regulatory investigations or other actions (including the two shareholder putative class action lawsuits alleging securities law violations filed against the company in 2014); (xxi) the material weakness in the company’s internal control over financial reporting; (xxii) failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, the company’s confidential information; (xxiii) occurrence of natural or man-made disasters or a pandemic; (xxiv) impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; (xxv) changes in accounting and reporting standards; (xxvi) impairments of or valuation allowances against the company’s deferred tax assets; (xxvii) accelerated amortization of deferred acquisition costs and present value of future profits (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); (xxviii) political and economic instability or changes in government policies; and (xxix) fluctuations in foreign currency exchange rates and international securities markets;

•	Risks relating primarily to the company’s mortgage insurance businesses, including: (i) deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; (ii) premiums for the significant portion of the company’s international mortgage insurance risk in-force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; (iii) competition in the company’s international and U.S. mortgage insurance businesses, including from government and government-owned and government-sponsored enterprises offering mortgage insurance; (iv) changes in regulations adversely affecting the company’s international operations; (v) inability to meet the private mortgage insurance eligibility requirements (PMIERs) on the contemplated timetable with the contemplated funding; (vi) inability of U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements and hazardous financial condition standards; (vii) the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; (viii) increases in U.S. mortgage insurance default rates; (ix) inability to realize anticipated benefits of the company’s rescissions, curtailments, loan modifications or other similar programs in its U.S. mortgage insurance business; (x) problems associated with foreclosure process defects in the United States that may defer claim payments; (xi) competition with government-sponsored enterprises may put the company at a disadvantage on pricing and other terms and conditions; (xii) adverse changes in regulations affecting the company’s U.S. mortgage insurance business; (xiii) decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations in the United States; (xiv) increases in the use of alternatives to private mortgage insurance in the United States and reductions in the level of coverage selected; and (xv) potential liabilities in connection with the company’s U.S. contract underwriting services;

•	Risks relating primarily to the company’s long term care insurance, life insurance and annuities businesses, including: (i) the company’s inability to increase sufficiently, and in a timely manner, premiums on in-force long term care insurance policies and/or reduce in-force benefits, and charge higher premiums on new policies, in each case, as currently anticipated (including the future increases assumed in connection with the completion of the company’s margin reviews in the fourth quarter of 2014) and as may be required from time to time in the future (including as a result of its failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums); the company’s inability to reflect future premium increases and other management actions in its margin calculation as anticipated; (ii) failure to sufficiently increase demand for the company’s long term care insurance, life insurance and fixed annuity products; (iii) adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with the company’s long term care insurance business); (iv) deviations from the persistency assumptions used to price and establish reserves for the company’s insurance policies and annuity contracts; (v) medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company; and (vi) inability to continue to implement actions to mitigate the impact of statutory reserve requirements;

•	Other risks, including: (i) the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and (ii) provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including: (i) the continued suspension of payment of dividends; and (ii) stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Amy Corbin, 804 662.2685

amy.corbin@genworth.com

Media:	Al Orendorff, 804 662.2534

alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended March 31,
	2015	2014
Revenues:
Premiums	$1,323	$1,307
Net investment income	803	805
Net investment gains (losses)	(16)	(17)
Insurance and investment product fees and other	225	227

Total revenues	2,335	2,322

Benefits and expenses:
Benefits and other changes in policy reserves	1,243	1,194
Interest credited	180	183
Acquisition and operating expenses, net of deferrals	380	378
Amortization of deferred acquisition costs and intangibles	121	134
Interest expense	116	127

Total benefits and expenses	2,040	2,016

Income before income taxes	295	306
Provision for income taxes	91	87

Net income	204	219
Less: net income attributable to noncontrolling interests	50	35

Net income available to Genworth Financial, Inc.’s common stockholders	$154	$184

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.31	$0.37

Diluted	$0.31	$0.37

Weighted-average shares outstanding:
Basic	497.0	495.8

Diluted	498.9	502.7

Reconciliation of Net Operating Income (Loss) to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended March 31,		Three months ended December 31,
	2015	2014	2014
Net operating income (loss):
Global Mortgage Insurance Division
International Mortgage Insurance segment
Canada	$40	$41	$36
Australia	30 [3]	62	33 [3]
Other Countries	(6)	(4)	(7)

Total International Mortgage Insurance segment	64	99	62
U.S. Mortgage Insurance segment	52	33	21

Total Global Mortgage Insurance Division	116	132	83

U.S. Life Insurance Division
U.S. Life Insurance segment
Long Term Care Insurance	10	46	(506)
Life Insurance	40	21	1
Fixed Annuities	31	27	23

Total U.S. Life Insurance segment	81	94	(482)

Total U.S. Life Insurance Division	81	94	(482)

Corporate and Other Division
International Protection segment	—	7	(4)
Runoff segment	11	12	16
Corporate and Other	(52)	(51)	(29)

Total Corporate and Other Division	(41)	(32)	(17)

Net operating income (loss)	156	194	(416)
Adjustments to net operating income (loss):
Net investment gains (losses), net (see below for reconciliation)	(2)	(10)	(4)
Goodwill impairment, net	—	—	(274)
Tax impact from potential business portfolio changes	—	—	(66)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	154	184	(760)
Add: net income attributable to noncontrolling interests	50	35	52

Net income (loss)	$204	$219	$(708)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.31	$0.37	$(1.53)

Diluted	$0.31	$0.37	$(1.53)

Net operating income (loss) per common share:
Basic	$0.31	$0.39	$(0.84)

Diluted	$0.31	$0.39	$(0.84)

Weighted-average shares outstanding:
Basic	497.0	495.8	496.7

Diluted[8]	498.9	502.7	496.7

Reconciliation of net investment gains (losses):
Net investment gains (losses), gross	$(16)	$(17)	$(10)
Adjustments for:
Deferred acquisition costs and other intangible amortization and certain benefit reserves	6	1	1
Net investment gains (losses) attributable to noncontrolling interests	7	1	1
Taxes	1	5	4

Net investment gains (losses), net of taxes and other adjustments	$(2)	$(10)	$(4)

[8]	Under applicable accounting guidance, companies in a loss position are required to use basic weighted average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the company’s loss for the three months ended December 31, 2014, the company was required to use basic weighted average common shares outstanding in the calculation of diluted loss per share, as the inclusion of shares for stock options, restricted stock units and stock appreciation rights would have been antidilutive to the calculation. If the company had not incurred a loss during the three months ended December 31, 2014, dilutive potential weighted average common shares outstanding would have been 499.9 million.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	March 31, 2015	December 31, 2014
Assets
Cash, cash equivalents and invested assets	$80,118	$78,841
Deferred acquisition costs	4,918	5,042
Intangible assets	227	272
Goodwill	15	16
Reinsurance recoverable	17,339	17,346
Other assets	650	633
Separate account assets	9,064	9,208

Total assets	$112,331	$111,358

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$36,488	$35,915
Policyholder account balances	26,146	26,043
Liability for policy and contract claims	8,030	8,043
Unearned premiums	3,731	3,986
Deferred tax and other liabilities	5,002	4,512
Borrowings related to securitization entities	205	219
Non-recourse funding obligations	1,983	1,996
Long-term borrowings	4,601	4,639
Separate account liabilities	9,064	9,208

Total liabilities	95,250	94,561

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	11,998	11,997

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	2,724	2,431
Net unrealized gains (losses) on other-than-temporarily impaired securities	24	22

Net unrealized investment gains (losses)	2,748	2,453

Derivatives qualifying as hedges	2,247	2,070
Foreign currency translation and other adjustments	(303)	(77)

Total accumulated other comprehensive income (loss)	4,692	4,446
Retained earnings	1,333	1,179
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	15,324	14,923
Noncontrolling interests	1,757	1,874

Total stockholders’ equity	17,081	16,797

Total liabilities and stockholders’ equity	$112,331	$111,358

Impact of Foreign Exchange on Operating Results9

Three months ended March 31, 2015

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[10]

Canada Mortgage Insurance (MI):
Flow new insurance written	14%	24%
Flow new insurance written (1Q15 vs. 4Q14)	(40)%	(36)%

Australia MI:
Flow new insurance written	(26)%	(17)%
Flow new insurance written (1Q15 vs. 4Q14)	(28)%	(20)%

[9]	All percentages are comparing the first quarter of 2015 to the first quarter of 2014 unless otherwise stated.
[10]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Net Income (Loss) Before Net Income Attributable to Noncontrolling

Interests In The Australia MI Business to Net Income (Loss) Available to Genworth’s Common

Stockholders and Net Operating Income (Loss) Before Net Operating Income Attributable

to Noncontrolling Interests In The Australia MI Business to Net Operating Income (Loss)

(Amounts in millions)

	Three months ended March 31,		Three months ended December 31,
	2015	2014	2014
Net income (loss) before net income attributable to noncontrolling interests	$204	$219	$(708)
Adjustments for:
Net income attributable to noncontrolling interests in the Australia MI business	21	N/A	22
Net income attributable to noncontrolling interests in the Canada MI business	29	35	30

Net income (loss) available to Genworth’s common stockholders	$154	$184	$(760)

Net operating income (loss) before net operating income attributable to noncontrolling interests	$211	$230	$(363)
Adjustments for:
Net operating income attributable to noncontrolling interests in the Australia MI business	21	N/A	21
Net operating income attributable to noncontrolling interests in the Canada MI business	34	36	32

Net operating income (loss)	$156	$194	$(416)

Reconciliation of Core Yield to Reported Yield

(Assets - amounts in billions)	For the three months ended March 31, 2015
Reported Total Invested Assets and Cash	$79.4
Subtract:
Securities lending	0.3
Unrealized gains (losses)	7.9
Derivative counterparty collateral	—

Adjusted end of period invested assets	$71.2

Average Invested Assets Used in Reported Yield Calculation	$71.2
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[11]	0.2

Average Invested Assets Used in Core Yield Calculation	$71.0

(Income - amounts in millions)
Reported Net Investment Income	$803
Subtract:
Bond calls and commercial mortgage loan prepayments	14
Reinsurance[12]	15
Other non-core items[13]	12
Restricted commercial mortgage loans and other invested assets related to securitization entities[11]	3

Core Net Investment Income	$759

Reported Yield	4.51%

Core Yield	4.28%

[11]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[12]	Represents imputed investment income related to reinsurance agreements in the lifestyle protection insurance business.
[13]	Includes cost basis adjustments on structured securities, preferred stock income and various other immaterial items.